     As filed with the Securities and Exchange Commission on April 7, 2000
                                                    Registration No. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                         ------------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                         ------------------------------

                                 ADAPTEC, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
                         ------------------------------

             DELAWARE                              3576                             94-2748530
 (State or other jurisdiction of       (Primary Standard Industrial      (I.R.S. Employer Identification
  incorporation or organization)       Classification Code Number)                     No.)

                             691 MILPITAS BOULEVARD
                           MILPITAS, CALIFORNIA 95035
                                 (408) 945-8600
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)
                         ------------------------------

                                ANDREW J. BROWN
              VICE PRESIDENT, FINANCE AND CHIEF FINANCIAL OFFICER
                                 ADAPTEC, INC.
                             691 MILPITAS BOULEVARD
                           MILPITAS, CALIFORNIA 95035
                                 (408) 945-8600
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                         ------------------------------

                                   COPIES TO:
                           KATHARINE A. MARTIN, ESQ.
                        WILSON SONSINI GOODRICH & ROSATI
                            PROFESSIONAL CORPORATION
                               650 PAGE MILL ROAD
                          PALO ALTO, CALIFORNIA 94304
                                 (650) 493-9300
                         ------------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.
    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /
    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only connection with dividend or interest reinvestment plans, check the following box. /X/
    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                        CALCULATION OF REGISTRATION FEE

                                                       PROPOSED MAXIMUM     PROPOSED MAXIMUM
      TITLE OF EACH CLASS OF          AMOUNT TO BE    OFFERING PRICE PER   AGGREGATE OFFERING      AMOUNT OF
   SECURITIES TO BE REGISTERED         REGISTERED          SHARE(1)             PRICE(1)        REGISTRATION FEE
Common Stock, $0.001 par value....      391,997            $35.0313            $13,732,145           $3,625
  Total...........................      391,997            $35.0313            $13,732,145           $3,625

(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) of the Securities Act of 1933, as amended, based on the average of the high and low prices of the common stock on the Nasdaq National Market on April 4, 2000.
                         ------------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                   SUBJECT TO COMPLETION, DATED APRIL 7, 2000

PROSPECTUS

    The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                                 391,997 SHARES
                                 ADAPTEC, INC.
                                  COMMON STOCK
                               ($0.001 PAR VALUE)

                            ------------------------

    This is an offering of common stock of Adaptec, Inc. All of the shares are being offered by certain of our stockholders. We will not receive any of the proceeds from the sale of shares by the selling stockholders.

    The common stock of Adaptec, Inc., or "Adaptec," trades on the Nasdaq National Market.

    Last reported sale price on April 6, 2000: $34.0625 per share.

    Trading Symbol: ADPT

                            ------------------------

INVESTMENT IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 2 OF THIS PROSPECTUS.

                             ---------------------

NEITHER THE SECURITIES AND EXCHANGE COMMISSION, NOR ANY STATE SECURITIES COMMISSION, HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                  THE DATE OF THIS PROSPECTUS IS       , 2000.

                               TABLE OF CONTENTS

                                                                PAGE
                                                              --------
The Offering................................................      1
Risk Factors................................................      2
Use of Proceeds.............................................     10
Selling Stockholders........................................     11
Plan of Distribution........................................     11
Legal Matters...............................................     13
Experts.....................................................     13
Incorporation of Certain Information by Reference...........     13
Where You Can Find More Information.........................     13

                            ------------------------

    WE HAVE NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THIS OFFERING. YOU SHOULD NOT RELY ON SUCH INFORMATION OR REPRESENTATION. NEITHER THE DELIVERY OF THIS PROSPECTUS OR ANY SALE MADE PURSUANT TO THIS PROSPECTUS SHALL CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED IN THIS PROSPECTUS IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE COMMON STOCK COVERED BY THIS PROSPECTUS.

                                  THE OFFERING

    Under this prospectus, the selling stockholders named under the section entitled "Selling Stockholders" of this Prospectus may offer and sell shares of our common stock that they acquired in exchange for the shares of Wild
File, Inc. common stock they held prior to our acquisition of all of the outstanding capital stock of Wild File, Inc.

    The selling stockholders may sell their shares of common stock in the open market at prevailing market prices, or in private transactions at negotiated prices. They may sell the shares directly, or may sell them through underwriters, brokers or dealers. Underwriters, brokers or dealers may receive discounts, concessions or commissions from the selling stockholder or from the purchaser, and this compensation might be in excess of the compensation customary in the type of transaction involved. See "Plan of Distribution."

    Adaptec will not receive any proceeds from the sale of shares by the selling stockholders.

                                  RISK FACTORS

    AN INVESTMENT IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. IN ADDITION TO THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS, YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISKS BEFORE PURCHASING OUR COMMON STOCK. IF ANY OF THESE RISKS OCCURS, OUR BUSINESS, FINANCIAL CONDITION AND OPERATING RESULTS COULD BE MATERIALLY ADVERSELY AFFECTED. IN THAT CASE, THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE AND YOU COULD LOSE ALL OR PART OF YOUR INVESTMENT.

YOU SHOULD NOT RELY UPON THE FORWARD-LOOKING STATEMENTS IN THIS PROSPECTUS.

    We make many statements in this prospectus that are forward-looking statements. These statements relate to our future plans, objectives, expectations and intentions. We may identify these statements by the use of words such as "expect," "anticipate," "intend," "plan" and similar expressions. These forward-looking statements involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those we discuss in "Risk Factors" and elsewhere in this prospectus. These forward-looking statements speak only as of the date of this prospectus, and you should not rely on these statements without also considering the risks and uncertainties associated with these statements and our business.

OUR FUTURE OPERATING RESULTS ARE SUBJECT TO FLUCTUATION, WHICH COULD REDUCE OUR
  STOCK PRICE.

    In the first half of fiscal 1999, our operating results were adversely affected by the following:

    - shifts in corporate and retail buying patterns;

    - increased competition;

    - emerging technologies;

    - economic instability in Asia; and

    - turbulence in the computer disk drive industry.

    In addition, fiscal 1999 operating results were significantly impacted by unusual charges and credits, including the following:

    - write-offs of acquired in-process technology;

    - costs related to the termination of the Symbios, Inc. acquisition;

    - restructuring charges;

    - impairment of assets;

    - terminations of senior executives;

    - the gain on the sale of Peripheral Technology Solutions or PTS; and

    - the gain on the sale of land.

    Our operating results for the nine-month period ended December 31, 1999 were significantly impacted by unusual charges and credits including the following:

    - write-offs of acquired in-process technology;

    - write-offs of estimated license fees attributable to the proposed cross-license agreement;

    - gain on the exchange of a warrant to purchase JNI common stock; and

    - the gain on the sale of land.

    Additionally, our operating results were affected by the acquisition of CeQuadrat GmbH beginning in the second quarter of fiscal 2000 and the acquisition of Distributed Processing Technology, Corp. beginning in the third quarter of fiscal 2000, including increased goodwill and other intangibles amortization expense. Beginning in the fourth quarter of fiscal 2000, our operating results will be affected by the cross-license agreement between Adaptec and Agilent Technologies, Inc., or Agilent and the acquisition of Wild File, Inc. including increased intangible amortization expense. In the future, our operating results may fluctuate as a result of the factors described above and as a result of a wide variety of other factors, including, but not limited to, the following:

    - cancellations or postponements of orders;

    - shifts in the mix of our products and sales channels;

    - changes in pricing policies by our suppliers;

    - interruption in the supply of custom integrated circuits;

    - the market acceptance of new and enhanced versions of our products;

    - product obsolescence;

    - general worldwide economic and computer industry fluctuations;

    - future accounting pronouncements;

    - changes in accounting policies; and

    - the timing of acquisitions of other business products and technologies and any associated charges or earnings.

    The volume and timing of orders received during a quarter are difficult to forecast. Our customers from time to time encounter uncertain and changing demand for their products. Customers generally order based on their forecasts. If demand falls below such forecasts or if customers do not control inventories effectively, they may cancel or reschedule shipments previously ordered from us. We have historically operated with a relatively small backlog, especially relating to orders of our Host I/O products and have set our operating budget based in part on expectations of future revenues. Because much of our operating budget is relatively fixed in the short-term, if revenues do not meet our expectations, then our operating income and net income may be disproportionately affected. Operating results in any particular quarter, which do not meet the expectations of securities analysts, are likely to cause volatility in the price of our common stock.

IF THE DEMAND FOR HIGH-PERFORMANCE COMPUTER SYSTEMS, SERVERS OR WORKSTATIONS
  DECLINES, OUR REVENUES MAY DECLINE.

    Our Host I/O products are used primarily in high performance computer systems and include host bus adapters, or HBA's, boards and chips that allow computers to transfer information to and from peripherals, such as hard-disk drives, scanners, CD-ROMs, CD-Rs, CD-RWs, DVD-ROMs, and Zip and Jaz drives among many other devices. Historically, our growth has been supported by increasing demand for systems that support:

    - client/server and Internet/intranet applications;

    - computer-aided engineering;

    - desktop publishing;

    - multimedia; and

    - video.

    Beginning in the second half of fiscal 1998, the demand for such systems slowed as more businesses chose to use relatively inexpensive PC's for desktop applications and information technology managers shifted resources toward resolving Year 2000 problems and investing in network infrastructure. If demand for such systems continues to slow, our business or operating results could be materially adversely affected by a resulting decline in demand for our products.

    Our RAID products are used primarily in workstations and enterprise servers. The use of RAID technology in this market is an industry standard, however, another technology may replace RAID in the disk array controller marketplace. In addition, widespread acceptance of, or growth of the use of, RAID products in general, or our RAID controllers in particular, may not continue. If demand for such systems slows or if our products are not widely accepted, our business or operating results could be materially adversely affected by a resulting decline in demand for our products.

    Our software products are used primarily in high performance computer systems to enable the control of SCSI peripherals or enable CD-R and CD-RW capabilities. We sell our software products primarily to major OEM's and distributors. As a result, our business depends on general economic and business conditions and the growth of the CD-R and high-performance computer markets. If demand for our products slows or the CD-R market does not develop as quickly as we expect, our business or operating results may decline materially due to the resulting decline in demand for our products.

OUR RELIANCE ON INDUSTRY STANDARDS, TECHNOLOGICAL CHANGE IN THE MARKETPLACE AND
  OUR DEPENDENCE ON NEW PRODUCTS MAY CAUSE OUR REVENUES TO FLUCTUATE OR DECLINE.

    Various standards and protocols that evolve with time characterize the computer industry. We have designed our current products to conform to certain industry standards and protocols such as the following:

    - SCSI;

    - UltraSCSI;

    - Ultra2 SCSI;

    - Ultra160 SCSI;

    - PCI, RAID; and

    - Fast Ethernet.

    In particular, a majority of our revenues are currently derived from products based on the SCSI standard. If consumer acceptance of these standards declines, or if new standards emerge, and if we did not anticipate these changes and develop new products, these changes could materially adversely affect our business or operating results. For example, we believe that changes in consumers' perceptions of the relative merits of SCSI based products and products incorporating a competing standard, Ultra-DMA, have materially adversely affected the sales of our products and may materially adversely affect our future sales. The markets for our products involve the following:

    - rapidly changing technology;

    - frequent new product introductions; and

    - declining average selling prices over product life cycles.

    Our future success is highly dependent upon our completing and introducing new products at competitive price/performance levels in a timely manner. The success of new product introductions depends on several factors, including the following:

    - proper new product definition;

    - product costs;

    - timely completion and introduction of new product designs;

    - quality of new products;

    - differentiation of new products from those of our competitors; and

    - market acceptance of our and our competitors' products.

    As a result, we believe that continued significant expenditures for research and development will be required in the future. We cannot assure that we will successfully identify new product opportunities and develop and bring new products to market in a timely manner. Also we cannot assure you that products or technologies developed by others will not render our products or technologies obsolete or noncompetitive, or that our targeted customers will select our products for their design or integration into the products. The failure of any of our new product development efforts could have a material adverse effect on our business or operating results. In addition, our revenues and operating results could be materially adversely impacted if our customers significantly shifted their demand away from board-based I/O solutions to application-specific integrated circuits.

IF WE ARE UNABLE TO COMPETE EFFECTIVELY OUR REVENUES AND OUR STOCK PRICE MAY
  DECLINE.

    The markets for all of our products are intensely competitive and are characterized by the following:

    - rapid technological advances;

    - frequent new product introductions;

    - evolving industry standards; and

    - price erosion.

    In the host adapter market, we compete with a number of host adapter manufacturers, including LSI Logic Corporation and other small host adapter manufacturers. Our principal competitors for RAID solutions in the server market are American Megatrends, Inc., Mylex Corporation (a wholly-owned subsidiary of
IBM), and captive suppliers. Our principal competitors in the Software segment range from small operations to large consumer software companies. As we have continued to broaden our bandwidth management product offerings into the desktop, server, and networking environments, we have experienced, and expect to experience in the future, significantly increased competition both from existing competitors and from additional companies that may enter our markets. Some of these companies have greater technical, marketing, manufacturing, and financial resources than we do. We cannot assure you that we will have sufficient resources to accomplish any of the following:

    - meet growing product demand;

    - make timely introduction of new leading-edge solutions in response to competitive threats;

    - compete successfully in the future against existing or potential competitors; or

    - avoid the possibility that price competition will not materially adversely affect our business or operating results.

IF WE ARE UNABLE TO INTEGRATE ACQUIRED COMPANIES AND TECHNOLOGIES AND THE COSTS
  RELATED WITH THESE ACQUISITIONS, OUR FINANCIAL CONDITION OR OPERATING RESULTS MAY DECLINE.

    In July 1999, we acquired CeQuadrat, in December 1999, we acquired Distributed Processing Technology Corp., and in March 2000, we acquired Wild File, Inc. Each of the acquisitions were accounted for using the purchase method of accounting. In January 2000, we entered into an agreement with Agilent to co-develop, market and sell fibre channel host bus adapters. As part of our overall strategy, we may continue to acquire or invest in complementary companies, products, or technologies and enter into joint ventures and strategic alliances with other companies. Risks commonly encountered in such transactions include the following:

    - the difficulty of assimilating the operations and personnel of the combined companies;

    - the potential disruption of our ongoing business;

    - the inability to retain key technical and managerial personnel;

    - the inability of management to maximize the financial and strategic position of Adaptec through the successful integration of acquired businesses;

    - incurring additional expenses associated with amortization of acquired intangible assets;

    - dilution of existing equity holders;

    - the maintenance of uniform standards, controls, procedures, and policies; and

    - the impairment of relationships with employees and customers as a result of any integration of new personnel.

    We cannot assure you that we will be successful in overcoming these risks or any other problems encountered in connection with this or other business combinations, investments, or joint ventures, or that such transactions will not materially adversely affect our business, financial condition or operating results.

WE DEPEND ON WAFER SUPPLIERS AND OTHER SUBCONTRACTORS WHOSE FAILURE TO MEET OUR
  MANUFACTURING NEEDS COULD NEGATIVELY AFFECT OUR OPERATIONS.

    Independent foundries currently manufacture to our specifications all of the finished silicon wafers used for our products. We currently purchase most of our wafers through a supply agreement with TSMC. The manufacture of semiconductor devices is sensitive to a wide variety of factors, including the following:

    - the availability of raw materials;

    - the availability of manufacturing capacity;

    - the level of contaminants in the manufacturing environment;

    - impurities in the materials used; and

    - the performance of personnel and equipment.

    While we have been satisfied with the quality, yield, and timeliness of wafer deliveries to date we cannot assure you that manufacturing yield problems will not occur in the future. In addition, although we have various supply agreements with our supplier, a shortage of raw materials or production capacity could lead our wafer supplier to allocate available capacity to other customers, or to the supplier's internal uses. Any prolonged inability to obtain wafers with competitive performance and cost attributes, adequate yields, or timely deliveries from its foundries would delay our production and our product shipments and could have a material adverse impact on our business or operating results. We expect that our current supplier will, in the future, seek to convert its fabrication process arrangements to smaller wafer geometries and to more advanced process technologies. Such conversions entail inherent technological risks that can affect yields and delivery times. If for any reason our current supplier is unable or unwilling to satisfy our wafer needs, we will be required to identify and qualify additional foundries. We cannot assure you that any additional wafer foundries would become available, that such foundries would be successfully qualified, or that such foundries would be able to satisfy our requirements on a timely basis. In order to secure wafer capacity, from time to time we have entered into "take or pay" contracts that have committed us to purchase specified wafer quantities over extended periods, and we have made prepayments to foundries. In the future, we may enter into similar transactions or other transactions, including, without limitation, the following:

    - non-refundable deposits;

    - loans;

    - equity investments;

    - joint ventures; and

    - other partnership relationships.

    Any such transaction could require us to seek additional equity or debt financing to fund such activities. We cannot assure you that we will be able to obtain any required financing on terms acceptable to us. Additionally, we rely on subcontractors for the assembly and packaging of the integrated circuits included in our products. We have no long-term agreements with our assembly and packaging subcontractors. We also use board subcontractors to better balance production runs and capacity. We cannot assure you that such subcontractors will continue to be able and willing to meet our requirements for such components or services. Any significant disruption in supplies from, or degradation in the quality of components or services supplied by, such subcontractors could delay shipments and result in the loss of customers or revenues or otherwise have a material adverse impact on our business or operating results.

WE DEPEND ON DISTRIBUTORS WHOSE FAILURE TO MEET OUR DISTRIBUTION NEEDS COULD
  NEGATIVELY AFFECT OUR OPERATIONS.

    Our distributors generally offer a diverse array of products from several different manufacturers. Accordingly, we are at a risk that these distributors may give higher priority to selling products from other suppliers, thus reducing their efforts to sell our products. A reduction in sales efforts by our current distributors could materially adversely impact our business or operating results. Our distributors may on occasion build inventories in anticipation of substantial growth in sales, and if such growth does not occur as rapidly as we anticipate, distributors may decrease the amount of product ordered from us in subsequent quarters. In addition, if we decrease our price protection or distributor-incentive programs, our distributors may temporarily decrease the amounts of inventory purchased from us. This could result in a change in distributor business habits, and distributors may decide to decrease the amount of product held and reduce their inventory levels. This could reduce our revenues in any given quarter and could negatively impact our operating results. In addition, we may from time to time take actions to reduce our inventory levels at distributors. These actions could reduce our revenues in any given quarter and could negatively impact our operating results or revenues.

OUR OPERATIONS DEPEND ON KEY PERSONNEL, THE LOSS OF WHOM COULD AFFECT OUR
  BUSINESS AND REDUCE OUR FUTURE REVENUES.

    Our future success depends in large part on the continued service of our key technical, marketing, and management personnel, and on our ability to continue to attract and retain qualified employees, particularly those highly skilled design, process, and test engineers who are involved in the design enhancements and manufacture of existing products and the development of new products and processes. The competition for such personnel is intense, and the loss of key employees could materially adversely affect our business, operating results or revenues.

CERTAIN OF OUR INTERNATIONAL OPERATIONS ARE RISKY, AND MAY NEGATIVELY AFFECT OUR
  OPERATIONS OR REVENUES.

    Our manufacturing facility and various subcontractors it utilizes from time to time are primarily located in Asia. Additionally, we have various sales offices and customers throughout Europe, Japan, and other countries. Our international operations and sales are subject to political and economic risks, including political instability, currency controls, exchange rate fluctuations, and changes in import/export regulations, tariffs, and freight rates. We may use forward exchange contracts to manage any exposure associated with certain foreign currency-denominated-commitments. In addition, because our wafer supplier, TSMC, is located in Taiwan, we may be subject to certain risks resulting from the political instability in Taiwan, including conflicts between Taiwan and the People's Republic of China.

WE MAY NOT ALWAYS BE ABLE TO ADEQUATELY PROTECT OR MAINTAIN OUR INTELLECTUAL
  PROPERTY RIGHTS.

    We have reached a tentative agreement with a third party concerning a potential cross-license agreement. Under the proposed agreement, each party will be granted a license for specified patents of the other party covering the period from January 1, 1990 through June 30, 2004. The license fee to be paid by the Company under the proposed cross-license agreement will range from $11 million to $25 million, depending on the outcome of an evaluation of certain patents by an independent party. The Company's best estimate of the total license fee that will be payable under the proposed cross-license agreement is $18.0 million. We cannot assure you that a cross-license agreement will be finalized or that the final license fee would not be in excess of our estimate. Additionally, we cannot assure you that costly litigation would not result if such agreement was not finalized or that we would prevail in such litigation or ultimately license such valid patents from the third party on commercially reasonable terms.

    Historically, we have devoted significant resources to research and development, and we believe that the intellectual property derived from such research and development is a valuable asset that is important to the success of our business. Although we actively maintain and defend our intellectual property rights, we cannot assure you that the steps taken by us will be adequate to protect our proprietary rights. In addition, the laws of certain territories in which our products are or may be developed, manufactured, or sold, including Asia and Europe, may not protect our products and intellectual property rights to the same extent as the laws of the United States. We have from time to time discovered counterfeit copies of our products being manufactured or sold by others. Although we maintain an active program to detect and deter the counterfeiting of our products, if counterfeit products become available in the market to any significant degree, it could materially adversely impact our business or operating results. From time to time, third parties may assert exclusive patent, copyright, and other intellectual property rights to our key technologies. We cannot assure you that third parties will not assert infringement claims against us in the future, that assertions by third parties will not result in costly litigation or that we would prevail in such litigation or be able to license any valid and infringed patents from third parties on commercially reasonable terms. Litigation, regardless of the outcome, could result in substantial cost to us and diversion of our resources. Any infringement claim or other litigation against or by us could materially adversely impact our business, operating results or revenues.

IF OUR PRODUCTS DO NOT INTEROPERATE EFFECTIVELY, THIS COULD NEGATIVELY IMPACT
  OUR REVENUES AND REDUCE THE PRICE OF OUR STOCK.

    We must design our products to interoperate effectively with a variety of hardware and software products supplied by other manufacturers, including the following:

    - microprocessors;

    - peripherals; and

    - operating system software.

    We depend on significant cooperation with these manufacturers to achieve our design objectives and produce products that interoperate successfully. We believe that generally we have good relationships with leading system, peripheral, and microprocessor suppliers; however, we cannot assure you that these suppliers will not from time to time make it more difficult for us to design our products for successful interoperability. These suppliers also may decide to compete with us.

WE MAY ENCOUNTER NATURAL DISASTERS, WHICH MAY NEGATIVELY AFFECT OUR OPERATIONS
  AND OUR FINANCIAL CONDITION.

    Our corporate headquarters in California are located near major earthquake faults. Any damage to our information systems caused as a result of an earthquake, fire or any other natural disasters could have a material impact on our business, financial condition and results of operations. Additionally, our primary wafer supplier is located in Taiwan, which has recently experienced significant earthquakes. Although our supplier experienced no major damage to its facilities or equipment, additional earthquakes could interrupt our manufacturing process and could materially adversely impact our business, financial condition or results of operations.

WE MAY EXPERIENCE VOLATILE FLUCTUATIONS IN OUR STOCK PRICE.

    The stock market in general, and the market for shares of technology companies in particular, has from time to time experienced extreme price fluctuations. Often, these changes have been unrelated to the operating performance of the affected companies. In addition, factors such as technological innovations or new product introductions by us, by our competitors, or by our customers may have a significant impact positively or negatively, on the market price of our common stock. Furthermore, quarter-to-quarter fluctuations in our results of operations caused by changes in customer demand, changes in the microcomputer and peripherals markets, or other factors, may have a significant impact on the market price of our common stock. In addition, general market conditions and international macroeconomic factors unrelated to our performance may affect our stock price. These conditions and other conditions and factors that generally affect the market for stocks of technology companies could cause the price of our common stock to fluctuate substantially over short periods.

WE ARE EXPOSED TO CERTAIN EQUITY PRICE RISKS OR INVESTMENT RISKS WHICH COULD
  AFFECT OUR QUARTERLY OR ANNUAL PROFITS AND OUR STOCK PRICE.

    We are exposed to equity price risk with our investment in JNI common stock included in "Marketable securities" and our investment in a warrant to purchase JNI common stock included in "Other long-term assets" in our Condensed Consolidated Balance Sheet as of December 31, 1999. During the fourth quarter of fiscal 2000, we exercised our warrant to purchase JNI common stock. An adverse change in the price of JNI common stock and limitations on the sale of that stock could materially adversely affect our financial results if we were to sell our investment at a loss, which could materially adversely impact our financial position.

WE ENGAGE IN TRANSACTIONS INVOLVING DERIVATIVES WHICH COULD ADVERSELY AFFECT OUR
  FINANCIAL POSITION.

    We engage in transactions involving derivative securities to execute repurchases of our common stock under stock repurchase programs authorized by our board of directors. Some of these transactions may obligate us to buy back shares of our common stock at prices greater than fair market value at the time of purchase. Our obligation could be in excess of the amounts recognized in our financial statements and could materially adversely affect our financial position.

WE MAY BE ENGAGED IN LEGAL PROCEEDINGS THAT COULD NEGATIVELY AFFECT OUR
  FINANCIAL CONDITION OR BUSINESS OPERATIONS.

    From time to time we are subject to litigation or claims that could negatively affect our financial condition or business operations. For instance, a class-action lawsuit is pending in the United States District Court for the Northern District of California against us and certain of our officers and directors. This lawsuit alleges that we made false and misleading statements at various times during the period between April 1997 and January 1998 and that these statements violated federal securities laws. The complaint does not specify damages. We believe this lawsuit is without merit and we intend to defend ourselves vigorously. However, any dispute, including this lawsuit, could cause us to incur unforeseen expenses, could occupy an inordinate amount of our management's time and attention and could negatively affect our financial condition or business operations.

WE ARE EXPOSED TO MARKET RISK, WHICH COULD AFFECT OUR FINANCIAL POSITION AND OUR
  STOCK PRICE.

    Our investment portfolio consists of fixed income securities that are subject to interest rate risks that will decline in value if market interest rates increase. From time to time, we also engage in forward exchange contracts to hedge firm commitments denominated in foreign currencies, principally Singapore dollars. Fluctuations in foreign exchange rates could negatively impact our financial position. We are also exposed to equity price risk relating to our available-for-sale securities. We have not attempted to reduce or eliminate our market exposure on these equity securities. The realization of the unrealized gains on our equity securities is dependent on the market value of the securities, which is subject to fluctuation, and our ability to sell the securities under our current limitations. We cannot assure you that any unrealized gains will be realized.

                                USE OF PROCEEDS

    Adaptec will not receive any proceeds from the sale of shares by the selling stockholders.

                              SELLING STOCKHOLDERS

    The following table sets forth the names of each of the selling stockholders, the number of shares owned by each of the selling stockholders immediately prior to the date of this prospectus and the number of shares being offered by the selling stockholder in this prospectus. None of the selling stockholders has had a material relationship with Adaptec within the past three years and none of the selling stockholders will own any shares of Adaptec after completion of this offering, assuming that all of the shares of Adaptec common stock being offered are sold and assuming that no shares of Adaptec common stock are purchased by any of the selling stockholders prior to the sale of Adaptec common stock being offered.

                                                           NUMBER OF SHARES OF       NUMBER OF SHARES OF
                                                          ADAPTEC COMMON STOCK         ADAPTEC COMMON
NAME OF SELLING STOCKHOLDER                            OWNED PRIOR TO THE OFFERING   STOCK BEING OFFERED
---------------------------                            ---------------------------   -------------------
Eric D. Schneider....................................            130,480                   130,480
E. Robert Kinney.....................................             69,282                    69,282
Michael J. Gustafson.................................             61,100                    61,100
James H. Binger......................................             48,782                    48,782
Edward W. Bruggeman..................................             34,272                    34,272
Margaret V. Kinney...................................              7,128                     7,128
John D. French.......................................              7,128                     7,128
Erika Binger.........................................              6,907                     6,907
Meghan Brown.........................................              6,907                     6,907
Benjamen Binger......................................              6,907                     6,907
Noa Staryk...........................................              6,907                     6,907
Marcy Shilling.......................................              6,197                     6,197

                              PLAN OF DISTRIBUTION

    To our knowledge, the selling stockholders have not entered into any agreement, arrangement or understanding with any particular broker or market maker with respect to the sale of the shares covered by this prospectus.

    The selling stockholders may offer and sell shares of our common stock from time to time directly or, alternatively, through underwriters, broker-dealers or agents. These shares may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale, or at negotiated prices. Such sales may be effected in transactions (which may involve crosses or block transactions):

    - on any national securities exchange or U.S. inter-dealer quotation system of a registered national securities association on which the common stock may be listed or quoted at the time of sale;

    - in the over-the-counter market;

    - in transactions otherwise than on such exchanges or services or in the over-the-counter market; or

    - through the writing of options.

    In connection with sales of our common stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales in the course of hedging positions they assume. The selling stockholders may also sell shares of our common stock short and deliver shares of our common stock being registered to close out short positions, or loan or pledge the common stock being registered to broker-dealers that in turn may sell such securities. In addition, any securities covered by this prospectus that qualify for sale under Rule 144 of the Securities Act may be sold under Rule 144 rather than under this prospectus.

    Transactions under this prospectus may or may not involve brokers or dealers. The selling stockholders may sell shares directly to purchasers or to or through broker-dealers, who may act as agents or principals. Broker-dealers engaged by the selling stockholder may arrange for other broker-dealers to participate in selling shares. Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from the selling stockholder in amounts to be negotiated in connection with the sale. Broker-dealers or agents may also receive compensation in the form of discounts, concessions or commissions from the purchasers of shares for whom the broker-dealers may act as agents or to whom they sell as principal, or both. This compensation as to a particular broker-dealer might exceed customary commissions.

    The selling stockholders and any participating broker-dealers may be deemed to be "underwriters" within the meaning of the Securities Act in connection with sales of shares covered by this prospectus. Any commission, discount or concession received by a broker-dealer and any profit on the resale of shares sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act. Because selling stockholders may be deemed to be underwriters within the meaning of the Securities Act, the selling stockholders will be subject to the prospectus delivery requirements of the Securities Act.

    This offering will terminate on the earlier of:

    - the date on which all shares held by all selling stockholders can be sold in a three-month period under Rule 144; or

    - the date on which all shares offered have been sold by the selling stockholders.

    We have agreed to pay the expenses of registering the shares under the Securities Act, including registration and filing fees, printing expenses, administrative expenses and certain legal and accounting fees. The selling stockholders will bear all discounts, commissions or other amounts payable to underwriters, dealers or agents as well as fees and disbursements for legal counsel retained by any selling stockholder.

    Adaptec and the selling stockholders have agreed to indemnify each other and other related parties against specified liabilities, including liabilities arising under the Securities Act. The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of shares against liabilities, including liabilities arising under the Securities Act.

    Upon the occurrence of any of the following events, a supplement or post-effective amendment to this prospectus will be filed, if required, under Rule 424(b) under the Securities Act to include additional disclosure before offers and sales of the securities in question are made:

    - to the extent the securities are sold at a fixed price or at a price other than the prevailing market price, such price would be set forth in the prospectus;

    - if the securities are sold in block transactions and the purchaser acting in the capacity of an underwriter wishes to resell, such arrangements would be described in the prospectus;

    - if a selling stockholder sells to a broker-dealer acting in the capacity as an underwriter, such broker-dealer will be identified in the prospectus; and

    - if the compensation paid to broker-dealers is other than usual and customary discounts, concessions or commissions, disclosure of the terms of the transaction would be included in the prospectus.

                                 LEGAL MATTERS

    The validity of the shares of common stock offered hereby will be passed upon by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California.

                                    EXPERTS

    The consolidated financial statements incorporated in this prospectus by reference to our Annual Report on Form 10-K for the year ended March 31, 1999, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting. The audited historical financial statements of Distributed Processing Technology, Corp. incorporated by reference to our Current Report on Form 8-K/A filed March 3, 2000, have been audited by Arthur Andersen LLP, independent certified public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in auditing and accounting.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

    The Securities and Exchange Commission, or SEC, allows us to "incorporate by reference" in this prospectus the information that we file with the SEC. This means that we can disclose important information by referring the reader to those SEC filings. The information incorporated by reference is considered to be part of this prospectus, and later information we file with the SEC will update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act until termination of the offering:

    - Our Annual Report on Form 10-K for our fiscal year ended March 31, 1999.

    - Our Quarterly Reports on Form 10-Q relating to the quarters ended
      June 30, 1999 and December 31, 1999, and our Quarterly Report on
      Form 10-Q, as amended, relating to the quarter ended September 30, 1999.

    - Our Current Report on Form 8-K filed January 6, 2000, as amended by our Current Report on Form 8-K/A filed March 3, 2000.

    This prospectus may contain information that updates, modifies or is contrary to information in one or more of the documents incorporated by reference in this prospectus. Reports we file with the SEC after the date of this prospectus may also contain information that updates, modifies or is contrary to information in this prospectus or in documents incorporated by reference in this prospectus. Investors should review these reports as they may disclose a change in our business, prospects, financial condition or other affairs after the date of this prospectus.

                      WHERE YOU CAN FIND MORE INFORMATION

    The documents incorporated by reference into this prospectus are available from us upon request. We will provide a copy of any and all of the information that is incorporated by reference in this prospectus, not including exhibits to the information unless those exhibits are specifically incorporated by reference into this proxy statement prospectus, to any person, without charge, upon written or oral request.

    Requests for documents should be directed to Investor Relations, Adaptec, Inc., 691 S. Milpitas Blvd, Milpitas, California 95035, telephone number (408) 945-8600.

    We file reports, proxy statements and other information with the Securities and Exchange Commission. Copies of our reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the SEC:

Judiciary Plaza                Citicorp Center                Seven World Trade Center
Room 1024                      5000 West Madison Street       13th Floor
450 Fifth Street, N.W.         Suite 1400                     New York, New York 10048
Washington, D.C. 20549         Chicago, Illinois 60661

    Copies of these materials can also be obtained by mail at prescribed rates from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549 or by calling the SEC at 1-800-SEC-0330. The SEC maintains a Website that contains our reports, proxy statements and other information. The address of the SEC Web site is http://www.sec.gov.

    We have filed a registration statement under the Securities Act with the SEC with respect to the shares to be sold by the selling stockholders. This prospectus has been filed as part of the registration statement. This prospectus does not contain all of the information set forth in the registration statement because certain parts of the registration statement are omitted in accordance with the rules and regulations of the SEC. The registration statement is available for inspection and copying as set forth above.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The following table sets forth the costs and expenses payable by the Registrant in connection with the sale of common stock being registered. All amounts are estimates except the Securities and Exchange Commission registration fee.

Securities and Exchange Commission registration fee.........  $ 3,625
Nasdaq National Market additional listing fee...............  $ 7,900
Accounting fees and expenses................................  $ 7,000
Legal fees and expenses.....................................  $10,000
Miscellaneous...............................................  $ 5,000
                                                              -------
  Total.....................................................  $33,525

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    The Registrant's Certificate of Incorporation limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for a breach of their fiduciary duties as directors, except for liability (i) for any breach of their duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

    The Registrant's Bylaws provide that the Registrant shall indemnify its directors and officers and may indemnify its employees and other agents to the fullest extent permitted by law. The Registrant's Bylaws also permit the Registrant to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether the Registrant would have the power to indemnify him or her against such liability under the General Corporation Law of the State of Delaware. The Registrant currently has secured such insurance on behalf of its officers and directors.

    The Registrant has entered into agreements to indemnify its directors and officers, in addition to indemnification provided for in the Registrant's Bylaws. Subject to certain conditions, these agreements, among other things, indemnify the Registrant's directors and officers for certain expenses (including attorneys' fees), judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by or in the right of the Registrant, arising out of such person's services as a director or officer of the Registrant, any subsidiary of the Registrant or any other company or enterprise to which the person provides services at the request of the Registrant.

ITEM 16. EXHIBITS.

EXHIBIT NUMBER                                  DESCRIPTION
--------------          ------------------------------------------------------------
         4.1            Registration Rights Agreement dated as of March 10, 2000
         5.1            Opinion of Wilson Sonsini Goodrich & Rosati
        23.1            Consent of PricewaterhouseCoopers LLP, Independent
                        Accountants
        23.2            Consent of Arthur Andersen LLP, Independent Certified Public
                        Accountants
        23.3            Consent of Wilson Sonsini Goodrich & Rosati (contained in
                        Exhibit 5.1)
        24.1            Power of Attorney (included on the signature page hereto)

ITEM 17. UNDERTAKINGS.

    The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

    (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

    (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually, or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

   (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Milpitas, State of California, on April 7, 2000.

                                                       ADAPTEC, INC.

                                                       By:            /s/ ROBERT N. STEPHENS
                                                            -----------------------------------------
                                                                        Robert N. Stephens
                                                              PRESIDENT AND CHIEF EXECUTIVE OFFICER

                               POWER OF ATTORNEY

    KNOW ALL THESE PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Robert N. Stephens and Andrew J. Brown, jointly and severally, as his or her attorneys-in-fact, each with the power of substitution, for him or her in any and all capacities, to sign any amendments to this Registration Statement on Form S-3, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his or her substitute or substitutes, may do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

                      SIGNATURE                                   TITLE                    DATE
                      ---------                                   -----                    ----
                                                       President, Chief Executive
/s/ ROBERT N. STEPHENS                                 Officer and Director
-------------------------------------------            (principal executive         April 7, 2000
Robert N. Stephens                                     officer)

                                                       Vice President, Finance and
/s/ ANDREW J. BROWN                                    Chief Financial Officer
-------------------------------------------            (principal financial         April 7, 2000
Andrew J. Brown                                        officer)

                                                       Vice President and
/s/ KENNETH B. AROLA                                   Corporate Controller
-------------------------------------------            (principal accounting        April 7, 2000
Kenneth B. Arola                                       officer)

/s/ LAURENCE B. BOUCHER
-------------------------------------------            Chairman of the Board and    April 7, 2000
Laurence B. Boucher                                    Director

/s/ JOHN G. ADLER
-------------------------------------------            Director                     April 7, 2000
John G. Adler

                      SIGNATURE                                   TITLE                    DATE
                      ---------                                   -----                    ----
-------------------------------------------            Director
Carl J. Conti

-------------------------------------------            Director
John East

/s/ ILENE H. LANG
-------------------------------------------            Director                     April 7, 2000
Ilene H. Lang

/s/ ROBERT J. LOARIE
-------------------------------------------            Director                     April 7, 2000
Robert J. Loarie

/s/ B.J. MOORE
-------------------------------------------            Director                     April 7, 2000
B.J. Moore

/s/ W. FERRELL SANDERS
-------------------------------------------            Director                     April 7, 2000
W. Ferrell Sanders

/s/ PHILLIP E. WHITE
-------------------------------------------            Director                     April 7, 2000
Phillip E. White

                               INDEX TO EXHIBITS

EXHIBIT NUMBER          DESCRIPTION
--------------          -----------
         4.1            Registration Rights Agreement dated as of March 10, 2000
         5.1            Opinion of Wilson Sonsini Goodrich & Rosati
        23.1            Consent of PricewaterhouseCoopers LLP, Independent
                        Accountants
        23.2            Consent of Arthur Andersen LLP, Independent Certified Public
                        Accountants
        23.3            Consent of Wilson Sonsini Goodrich & Rosati (contained in
                        Exhibit 5.1)
        24.1            Power of Attorney (included on the signature page hereto)